Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-296767

Prospectus Supplement No. 3

(To Prospectus Dated July 10, 2026)

Robo.ai Inc.

Up to 22,343,750 Class B Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 10, 2026, which forms a part of our registration statement on Form F-1 (Registration No. 333-296767), as amended and supplemented, with the information contained in our current report on Form 6-K furnished with the U.S. Securities and Exchange Commission on August 21, 2026. The prospectus relates to the potential offer and sale from time to time by the selling shareholder named therein or its pledgees, donees, transferees, assignees, or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to 22,343,750 Class B ordinary shares, par value US$0.002 per share, of Robo.ai Inc.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class B ordinary shares are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the ticker symbol “AIIO.” On August 20, 2026, the closing price of our Class B ordinary shares on Nasdaq was US$2.97.

We may further amend or supplement the prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, this prospectus supplement, and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of the prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 21, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2026

Commission File Number: 001-41559

Robo.ai Inc.

(Registrant’s Name)

Meydan Grandstand, 6th floor

Meydan Road

Nad Al Sheba, Dubai

United Arab Emirates

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release—Robo.ai Inc. Provides Business Update and Announces Interim Report Release Schedule
99.2	Press Release—Robo.ai Inc. Announces Appointment of Wang Hao, Senior Executive Officer of UAE Independent Digital Asset Custodian Changer.ae, as Independent Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robo.ai Inc.

Date: August 21, 2026	By:	/s/ Benjamin Bin Zhai
	Name:	Benjamin Bin Zhai
	Title:	Chief Executive Officer

Exhibit 99.1

Robo.ai Inc. Provides Business Update and Announces Interim Report Release Schedule

Company Continues Structural Repositioning, with Shareholders’ Equity Expected to Turn Positive;
Completes Acquisitions of Neurovia AI and Quantum Core Capital and Establishes Alif Holding

ABU DHABI, United Arab Emirates — August 20, 2026 — Robo.ai Inc. (Nasdaq: AIIO) (“Robo.ai” or the “Company”), today announced that it will report its unaudited financial statements for the six months ended June 30, 2026 on August 24, 2026, and provided an update on its business.

Since the beginning of 2026, the Company completed a series of significant acquisitions, reorganizations and transactions. Overall, the disposal of its legacy operations eliminated the substantial majority of the Company’s historical liabilities, while the impact of the newly acquired businesses on the Company’s revenue is expected to be realized gradually. These asset reorganizations and transactions are expected to have a positive impact on the Company’s revenue and move shareholders’ equity to a positive position:

Disposal of Legacy Business: The Company completed the disposal of its legacy operations, which had carried the substantial majority of its historical liabilities.

Acquisition of Neurovia AI: Through this acquisition, the Company obtained exclusive rights to certain AI data processing and compression technologies, which it intends to apply in sectors such as public safety, transportation, energy and municipal services. The Neurovia AI team is currently conducting project and product testing with customers.

Acquisition of Quantum Core Capital: The Company completed its acquisition of this AI-powered deep-tech holding and venture-building platform, whose operating entities are expected to gradually commence business operations in the UAE.

Establishment of Alif Holding: The Company established this industrial group, which focuses on technology infrastructure in the UAE and on the development, integration and manufacturing of new technologies and new materials for government, public sector and mission-critical domains. Dr. Ahmed Naser Al-Raisi, former President of INTERPOL, serves as its Chairman, and Dr. Jasem Al-Mansory, a former senior official at the UAE Ministry of Interior, serves as its Chief Executive Officer. These appointments further strengthen the group’s governance structure and management team.

“The first half of 2026 marked an inflection point in Robo.ai’s transformation,” said Benjamin Zhai, Chief Executive Officer of Robo.ai. “We disposed of the legacy business that carried the substantial majority of our historical liabilities, strengthening the Company’s balance sheet and positioning shareholders’ equity to reach a positive position, and, through Neurovia AI, Quantum Core Capital and Alif Holding, we added technology, a team and operating platforms that lay the foundation for improving the Company’s revenue and profitability. In the second half of the year, our priorities are to efficiently integrate the acquired businesses, advance the commercialization and scale-up of our technologies, and strengthen supply-chain development, so as to create sustainable, long-term value for our investors.”

Given the scope of the changes to the Company’s business during the period, its results for the six months ended June 30, 2026 are not comparable with the same period of 2025 and should not be used as a basis for estimating future performance. Revenue for the period principally reflects a business in transition and should not be regarded as indicative of a normalized, ongoing level of future revenue.

The Company plans to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission on Form 6-K and expects to provide additional detail on these transactions and its outlook at that time.

About Robo.ai Inc.

Robo.ai Inc. (Nasdaq: AIIO) is a technology group building intelligent infrastructure across four platforms: artificial intelligence; robotics and smart mobility; advanced manufacturing; and digital assets and capital. Its industrial group, Alif Holding, is dedicated to building intelligent industries through the development, integration and manufacturing of AI systems, serving government, public sector and mission-critical domains. Through its subsidiary Neurovia AI, the Company develops AI software and visual data infrastructure. Quantum Core Capital (“QC Capital”), its AI-powered deep-tech holding and venture-building platform, incubates, invests in and operates businesses across artificial intelligence, robotics, digital infrastructure and the next-generation digital economy. Robo.ai is headquartered in Abu Dhabi, with regional centers in Tokyo, Singapore and New York.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plans, objectives, strategies, integration and commercialization of acquired businesses, financing plans, filing plans and future operating performance. These statements can generally be identified by words such as “anticipate,” “expect,” “believe,” “plan,” “intend,” “will” or similar expressions. Forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties, and actual results may differ materially from those expressed or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to integrate and develop its acquired businesses, generate sufficient operating profits and cash flows, and obtain additional financing and continue as a going concern, as well as other risks described in the Company’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 20-F for the year ended December 31, 2025, and its reports on Form 6-K. All information in this press release is provided as of its date, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For investor and media inquiries, please contact:

For investors:

Robo.ai Inc. Investor Relations

E-mail: ir@roboai.group

Piacente Financial Communications

E-mail: Robo.ai@thepiacentegroup.com

For media:

Robo.ai Inc. Corporate Communications

E-mail: pr@roboai.group

Website: www.roboai.group

Exhibit 99.2

Robo.ai Inc. Announces Appointment of Wang Hao, Senior Executive Officer of UAE Independent Digital Asset Custodian Changer.ae, as Independent Director

ABU DHABI, UAE, August 21, 2026 — Robo.ai Inc. (Nasdaq: AIIO) (the “Company” or “Robo.ai”), a UAE-based Nasdaq-listed company, today announced the appointment of Mr. Hao Wang as an independent director of the Company’s board of directors (the “Board”), effective immediately. Mr. Wang also will serve as a member of the Board’s Audit Committee, Compensation Committee, and Strategy and ESG Committee. The Board has determined that Mr. Wang satisfies the independence requirements under the applicable Nasdaq listing rules and the rules of the U.S. Securities and Exchange Commission (the “SEC”).

Mr. Wang brings 20 years of experience across finance and technology, with expertise spanning blockchain, asset tokenization, family offices, global macro hedge funds, and investment banking. He currently serves as senior executive officer of Changer.ae. He previously served as chief operating officer of SGTOX, a digital asset platform established in Singapore, and as chief operating officer of MetaBank, where he developed blockchain-based technology solutions for developing countries. Prior to that, he held key roles at IDEG Singapore and its affiliated firms, where he led the establishment of the group’s global headquarters in Singapore and the acquisition of its fund management license. His earlier investment banking experience includes positions at Citi and Nomura.

Mr. Wang has been a CFA charterholder since 2010 and is a Chartered Fellow of the Global FinTech Institute. He is an investor in Multicoin Capital, Spartan, LongHash Ventures, and Blockchain Founders Fund. Trilingual in English, Mandarin, and Japanese, he holds degrees in materials engineering from Tsinghua University and the University of Tokyo.

The Board of Robo.ai commented: “Mr. Wang brings two decades of experience across institutional finance, digital assets, and asset tokenization. His background is directly relevant to Robo.ai’s intelligent infrastructure strategy, and his appointment strengthens the independence and professional depth of the Board.”

Mr. Wang commented: “Robo.ai is building intelligent infrastructure across artificial intelligence, robotics and mobility, advanced manufacturing, and digital assets and capital. I look forward to working with the Board to support the Company’s governance and long-term development.” Mr. Wang succeeds Mr. Yehong Ji, who has resigned from the Board and its committees effective August 11, 2026 and has confirmed that his resignation does not result from any dispute or disagreement with the Board or the Company.

About Robo.ai Inc.

Robo.ai Inc. (Nasdaq: AIIO) is a technology group building intelligent infrastructure across four platforms: artificial intelligence, robotics and mobility, advanced manufacturing, and digital assets and capital. Its industrial group, Alif Holding, is dedicated to building intelligent industries through the development, integration and manufacturing of AI systems, serving government, public-sector, and mission-critical domains. Its subsidiary Neurovia AI develops AI software and visual data infrastructure. Its capital platform, Quantum Core Capital, operates as an AI-powered deep-tech holding and venture-building platform, incubating, investing in and operating technology companies. The company is headquartered in Abu Dhabi, with regional centres in Tokyo, Singapore, and New York.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking” statements pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “aims,” “future,” “intends,” “plans,” “believes,” “estimates,” “targets,” “likely to,” “challenges,” and similar statements. Robo.ai may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including statements about Robo.ai’s beliefs, plans, and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: Robo.ai’s strategies, future business development, and financial condition and results of operations; Robo.ai’s limited operating history in its current business; Robo.ai’s ability to generate positive cash flow and profits; Robo.ai’s ability to compete successfully; Robo.ai’s ability to build its brand and withstand negative publicity; and changes in customer demand and government incentives, subsidies, or other favorable government policies. Further information regarding these and other risks is included in Robo.ai’s filings with the SEC. All information provided in this press release is as of the date of this press release, and Robo.ai does not undertake any obligation to update any forward-looking statement, except as required under applicable law.